SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant X
Filed by a Party other than the Registrant

Check the appropriate box:

         Preliminary Proxy Statement
         Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
       X Definitive Proxy Statement
         Definitive Additional Materials
         Soliciting Material Pursuant to Section 240.14a-11(C) or
          Section 240.14a-12

                        Home Properties of New York, Inc.
                (Name of Registrant as Specified in Its Charter)

            --------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       X No fee required
         $125 per Exchange Act Rules O-11c(1)(ii), 14a-6(I)(1), 14a-6(I)(2)or Item 22(a)(2) of Schedule 14A Fee computed on table below per Exchange AcT Rules 14a-6(I) (4) and O-11.

1)          Title of each class of securities to which transaction applies:

              -----------------------------------------------------------------
2)          Aggregate Number of securities to which transaction applies:

              -----------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

              -----------------------------------------------------------------

3)          Proposed maximum aggregate value of transaction:

              -----------------------------------------------------------------

4)          Total fee paid:

              -----------------------------------------------------------------

         Fee paid previously by written preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting
Fee was paid previously. Identify the previous filing by Registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:
         2)    Form Schedule or Registration Statement No.:
         3)    Filing Party:
         4)    Date Filed:

              HOME PROPERTIES OF NEW YORK, INC.
                          Suite 850
                       Clinton Square
                 Rochester, New York  14604





                                                March 26, 1999






   Dear Stockholder:

            You are cordially invited to attend the Annual Meeting of Stockholders of Home Properties of New York, Inc. The Annual Meeting will be held on Tuesday, May 4, 1999 at 2:00 p.m. at The Strong Museum, One Manhattan Square, Rochester, New York 14607.

            A Notice of Annual Meeting and a Proxy Statement are enclosed.
   They describe the matters to be acted upon at the Annual Meeting. Your vote on these matters is very important. Please sign, date and return the enclosed proxy card in the envelope provided. This will insure that your shares are represented at the meeting, whether or not you plan to attend in person.

            We look forward to seeing you at the meeting.



                                                /s/ Norman P. Leenhouts
                                                Norman P. Leenhouts
                                                CHAIRMAN AND CO-CHIEF
                                                EXECUTIVE OFFICER

                                                /s/ Nelson B. Leenhouts
                                                Nelson B. Leenhouts
                                                PRESIDENT AND CO-CHIEF
                                                EXECUTIVE OFFICER

                  HOME PROPERTIES OF NEW YORK, INC.
                                   Suite 850
                                Clinton Square
                          Rochester, New York  14604
                    _______________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 1999
                    _______________________________________

       NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Home Properties of New York, Inc. (the "Company") will be held on Tuesday,
May 4, 1999 at 2:00 p.m. at The Strong Museum, One Manhattan Square, Rochester, New York 14607 for the following purposes:

             1. To elect eleven directors of the Company to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected;

             2. To ratify the Board of Director's appointment of PricewaterhouseCoopers LLC as the Company's independent auditors for 1999;

             3. To consider the approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, to an aggregate of 80,000,000 shares;

             4. To consider the approval, pursuant to the rules of the New York State Stock Exchange, of the issuance of up to 15,000,000 additional shares of the Company's Common Stock, or securities convertible into Common Stock, from time to time in one or more privately negotiated transactions or public offerings, including to current and future holders of in excess of five percent of the shares outstanding; and

             5. To consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

       The Board of Directors set the close of business on March 17, 1999 as the record date. Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements. (If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares. Please give instructions for your shares to be voted to the person responsible for your account.)

       Please complete and sign the enclosed proxy card. The proxy represented by this card is solicited by the Board of Directors of the Company. Please mail the card promptly in the enclosed postage-prepaid envelope. You may change the votes on any proxy by sending a written notice to Ann M. McCormick, Secretary of the Company at 850 Clinton Square, Rochester, New York 14604 before the Annual Meeting, by sending a different proxy card with a later date before the Annual Meeting or by voting in person by ballot at the Annual Meeting. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

Rochester, New York                       By Order of the Board of Directors
March 26, 1999
                                          /s/ Ann M. McCormick
                                          Ann M. McCormick
                                          Secretary

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

            HOME PROPERTIES OF NEW YORK, INC.
                        Suite 850
                     Clinton Square
               Rochester, New York  14604
         _______________________________________

                      PROXY STATEMENT
         _______________________________________

           FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

                To Be Held on May 4, 1999

                                                                March 26, 1999


      This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties of New York, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company, (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, May 4, 1999 at 2:00 p.m. at The Strong Museum, One Manhattan Square, Rochester, New York 14607.

      This Proxy Statement is first being sent to stockholders on or about March 26, 1999. The Board of Directors set the close of business on March 17, 1999 as the record date (the "Record Date") for determining which stockholders are entitled to notice of and to vote at the Annual Meeting (including any adjournments or postponements). Only holders of the Company's Common Stock ("Common Stock") whose names appear on the stock registers of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 18,108,175 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Common Stock they hold.

      Please complete, sign, date and promptly return the accompanying Proxy Card. An envelope with prepaid postage is enclosed. The persons named on the Proxy Card will vote the shares of Common Stock as directed on properly executed cards if they are received before the vote at the Annual Meeting and
not revoked.   If a proxy is submitted without any instructions, the proxy will be voted FOR Proposal 1 for the election of the eleven nominees for directors of the Company named in this Proxy Statement; FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors; FOR Proposal 3 regarding the amendment to the Articles of Incorporation; and FOR Proposal 4 regarding the authorization of the issuance of an additional 15,000,000 shares of Common Stock from time to time in one or more privately negotiated
transactions or public offerings.   The Company does not expect any matters
which are not described in this Proxy Statement to be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

      For the Company to be able to act on the listed matters at the Annual Meeting, at least a majority of the total number of outstanding shares of Common Stock entitled to vote must be present, either in person or by proxy. Under Maryland law, if a stockholder abstains on a vote, the abstention does not constitute a vote "for" or "against" a matter. Thus, abstentions are disregarded in determining the "votes cast". With respect to certain matters, including Proposals 1 and 2, brokers and certain other nominees are entitled to vote in their discretion if the beneficial owner or person entitled to vote does not give the broker or nominee instructions on how to vote. If, however, the brokers or nominees do not receive instructions from the beneficial owner or other person entitled to vote such shares on Proposal 3 regarding the amendment to the Articles of Incorporation or Proposal 4 regarding the issuance of up to 15,000,000 shares of Common Stock in private placements or public offerings, they may not vote on those proposals and their "non-votes" will be treated like abstentions. Under the rules of the New York Stock Exchange, Proposals 3 and 4 must be approved by a majority of the votes cast so long as the total of votes cast on the proposal is more than 50% of the total number of shares entitled to vote.

      A stockholder of record who submits a proxy may revoke it at any time before the vote at the Annual Meeting: (i) by giving a written revocation to Ann M. McCormick, the Secretary of the Company, at 850 Clinton Square, Rochester, New York 14604; (ii) by filing another properly executed proxy with a later date; or (iii) by attending the Annual Meeting in person and voting by ballot. Any stockholder of record as of the Record Date who attends the Annual Meeting may vote in person even if they have previously sent in a proxy card. If a stockholder attends the Annual Meeting but does not complete a ballot their shares of Common Stock will be voted in accordance with their previously given proxy.

      The Company is mailing its 1998 Annual Report to Stockholders and its Form 10-K which includes its financial statements for the fiscal year ended December 31, 1998 at the same time this Proxy Statement is being mailed to stockholders.
                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

      At the Annual Meeting, eleven individuals will be elected to serve as directors until the 2000 Annual Meeting and until their successors are elected. The Board of Directors has nominated Norman P. Leenhouts, Nelson B. Leenhouts, Richard J. Crossed, Amy L. Tait, Burton S. August, Sr., William Balderston, III, Alan L. Gosule, Leonard F. Helbig, III, Roger W. Kober, Clifford W. Smith, Jr., and Paul L. Smith to serve as directors (the "Nominees"). Each of the
Nominees is currently serving as a director of the Company.    The Board of
Directors anticipates that each of the Nominees will serve as a director if elected. If any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of another person recommended by the Board of Directors.

      The favorable vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for the election of the nominees as directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION REGARDING NOMINEES FOR DIRECTOR

      Brief biographical descriptions of the Nominees follow. The information was furnished to the Company by the Nominees. The information is up to date through March 17, 1999.

      Norman P. Leenhouts, 63, has served as Chairman of the Board of Directors, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as Chairman of the Board of Home Properties Management, Inc. ("HP Management") and as a director of Conifer Realty Corporation ("Conifer Realty") since their formation. Norman Leenhouts is a co-owner, together with Nelson Leenhouts, of Home Leasing Corporation, the Company's predecessor ("Home Leasing"), and served as Chairman of Home Leasing
since 1971.   He is a director of Hauser Corporation and Rochester Downtown
Development Corporation. He is a graduate of the University of Rochester and is a certified public accountant. He is the twin brother of Nelson Leenhouts.

      Nelson B. Leenhouts, 63, has served as President, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as President and Chief Executive Officer of HP Management and as a director of Conifer Realty since their formation. He is also a Vice President of Conifer Realty. Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing, and served as President of Home Leasing since 1967. He is a director of Hauser Corporation. Nelson Leenhouts is a graduate of the University of Rochester. He is the twin brother of Norman Leenhouts.

      Richard J. Crossed, 59, has served as Executive Vice President and a director of the Company and as a director, President and Chief Executive Officer of Conifer Realty since January 1, 1996. He is also Executive Vice President of HP Management. He served as President and Chief Executive Officer of Conifer Development, Inc. and C.O.F., Inc. (formerly Conifer Realty, Inc.) (collectively, "Conifer") from 1985. Before becoming President of Conifer, he served as Director of Development for Conifer. Mr. Crossed is a director of the St. Joseph's Villa and is active in many housing organizations. He has served on the New York State Housing Turnkey Task Force and New York State Low-Income Housing Tax Credit Task Force. Mr. Crossed is a graduate of Bellarmine College.

      Amy L. Tait, 40, has served as Executive Vice President and a director of the Company since its inception in 1993. She has also served as a director of HP Management since its formation. Mrs. Tait joined Home Leasing in 1983 and has had several positions, including Senior and Executive Vice President and Chief Operating Officer. She currently serves on the M & T Bank Advisory Board and the boards of the United Way of Rochester and Geva Theatre. Mrs. Tait is a graduate of Princeton University and holds a Masters Degree in Business Administration from the William E. Simon Graduate School of Business Administration of the University of Rochester. She is the daughter of Norman Leenhouts.

      Burton S. August, Sr., 83, has been a director of the Company since August, 1994. Mr. August is currently a director of Monro Muffler Brake, Inc., a publicly traded company where Mr. August served as Vice President from 1969 until he retired in 1980. Mr. August is also a trustee emeritus of Rochester Institute of Technology, a trustee of Strong Museum and a trustee of the Otetiana Council Boy Scouts of America.

      William Balderston, III, 71, has been a director of the Company since August, 1994. From 1991 to the end of 1992, he was an Executive Vice President of The Chase Manhattan Bank, N.A. From 1986 to 1991, he was President and Chief Executive Officer of Chase Lincoln First Bank, N.A., which was merged into The Chase Manhattan Bank, N.A. He is a director of Bausch & Lomb Incorporated and Rochester Gas and Electric Corporation, as well as a Trustee of the University of Rochester. Mr. Balderston is a graduate of Dartmouth College.

      Alan L. Gosule, 58, has been a director of the Company since December,
1996.   Mr. Gosule has been a partner in the law firm of Roger & Wells LLP, New
York, New York, since August, 1991 and prior to that time was a partner in the law firm of Gaston & Snow. He serves as Chairman of the Rogers & Wells LLP Tax
Department and Real Estate Securities practice group.   Mr. Gosule is a
graduate of Boston University and its Law School and received a LL.M. from Georgetown University. Mr. Gosule also serves on the Boards of Directors of 15 funds of the Northstar Mutual Funds, the Simpson Housing Limited Partnership, F.L. Putnam Investment Management Company and CORE Cap, Inc. Rogers & Wells LLP acted as counsel to Coopers & Lybrand LLP in its capacity as advisor to the State Treasurer of the State of Michigan in connection with its investment of retirement funds in Home Properties of New York, L.P. (the "Operating Partnership") and Mr. Gosule was the nominee of the State Treasurer under the terms of the investment agreements relating to that transaction.

      Leonard F. Helbig, III, 53, has been a director of the Company since August, 1994. Mr. Helbig has served as Executive Managing Director of the Asset Services and Financial Services Groups and a Director of Cushman & Wakefield since 1984. He joined Cushman & Wakefield in 1980 and is also a member of that firm's Executive and National Management Committees. Mr. Helbig is a member of the Urban Land Institute, the Pension Real Estate Association and the International Council of Shopping Centers. Mr. Helbig is a graduate of LaSalle University and holds the MAI designation of the American Institute of Real Estate Appraisers.

      Roger W. Kober, 65, has been a director of the Company since August, 1994. Mr. Kober is currently a director of Rochester Gas and Electric Corporation where he was employed from 1965 until his retirement on January 1, 1998. From March, 1996 until January 1, 1998, Mr. Kober served as Chairman and Chief Executive Officer of Rochester Gas and Electric Corporation. He is also
a member of the Board of Trustees of Rochester Institute of Technology.   Mr.
Kober is a graduate of Clarkson College and holds a Masters Degree in Engineering from Rochester Institute of Technology.

      Clifford W. Smith, Jr., 52, has been a director of the Company since August, 1994. Mr. Smith has been the Clarey Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester since 1988. He has written numerous books, monographs, articles and papers on a variety of financial, capital markets, risk management and accounting topics and has held a variety of editorial positions on a number of journals. Mr. Smith is a graduate of Emory University and holds a Doctor of Economics from the University of North Carolina at Chapel Hill.

      Paul L. Smith, 63, has been a director of the Company since August, 1994. Mr. Smith was a director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993. He is currently a director of Canandaigua Brands, Inc. and Performance Technologies, Incorporated. He is also a member of the Board of Trustees of the George Eastman House, Geva Theatre and Ohio Wesleyan University. Mr. Smith is a graduate of Ohio Wesleyan University and holds an MBA Degree in finance from Northwestern University.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      BOARD OF DIRECTORS. The Company is managed by a Board of Directors composed of eleven members, a majority of whom are independent of the Company's management (the "Independent Directors"). The Board of Directors met five times in 1998. Each of the directors attended at least 75% of the meetings of the Board of Directors and any committees of which the director served during 1998. All but one of the directors attended 100% of the meetings.

      AUDIT COMMITTEE. Paul Smith, Roger Kober, Alan Gosule and Leonard Helbig
form the Audit Committee of the Board of Directors.   The Audit Committee
recommends the engagement of independent public accountants, reviews the scope of the audit engagement and any other services, reviews the independent public accountants' letter of comments and management's responses to those comments, approves other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, reviews any major accounting changes made or contemplated and reviews the adequacy of the Company's internal accounting controls. The Audit Committee consists solely of Independent Directors. It met twice during 1998.

      MANAGEMENT COMMITTEE. Burton August, William Balderston, Alan Gosule and Clifford Smith form the Management Committee of the Board of Directors. The Management Committee was formerly known as the Compensation Committee and performs the traditional functions of a compensation committee, including establishing remuneration levels for officers of the Company, reviewing significant employee benefit programs and establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Management Committee consists solely of Independent Directors and met four times during 1998.

      The Board of Directors does not have a standing nominating committee. The entire Board of Directors considers Board composition and nominees, performing the function of a nominating committee.

COMPENSATION OF DIRECTORS

      In 1998, the Company paid its Independent Directors annual compensation of $10,000 and $1,000 per day for attendance (in person or by telephone) at Board meetings. Pursuant to the Director's Stock Grant Plan approved by the stockholders at the 1998 Annual Meeting of Stockholders, in lieu of an increase in cash compensation, the Independent Directors were also issued 150 shares of the Company's Common Stock. Directors of the Company who are employees of the Company do not receive any compensation for their services as directors. All directors are reimbursed for their expenses incurred in attending directors' meetings. Pursuant to the Company's Stock Benefit Plan, each Independent Director was granted options to purchase 3,500 shares of Common Stock immediately following the annual meeting of stockholders in 1997 and 1998 and will be granted options to purchase 3,500 shares immediately following the annual meeting of stockholders in 1999. The options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

      For 1999, the Board authorized the issuance of 250 shares of the Company's Common Stock to each Independent Director under the Director's Stock Grant Plan and resolved that the cash compensation should remain at $10,000.

                            EXECUTIVE COMPENSATION

      The following table sets forth the cash compensation paid during 1996, 1997 and 1998 to the Company's two Co-Chief Executive Officers and the other four most highly compensated executive officers (collectively the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                                                  Long-Term Compensation
                                                                                                   Awards
                                                            ANNUAL COMPENSATION                   Shares Underlying
NAME AND PRINCIPAL POSITION                      YEAR            SALARY            BONUS            OPTIONS
---------------------------                      ----            ------            -----          -----------------
Norman P. Leenhouts
      Chairman and Co-Chief Executive Officer    1996          $145,200          $59,702         7,338 sh.(1)
                                                 1997           159,720          143,109        15,000 sh.(2)
                                                 1998           196,237          156,989        15,000 sh.(3)
Nelson B. Leenhouts
      President and Co-Chief Executive Officer   1996          $145,200          $59,702         7,338 sh.(1)
                                                 1997           159,720          143,109        15,000 sh.(2)
                                                 1998           196,237          156,989        15,000 sh.(3)
Richard J. Crossed
      Executive Vice President                   1996          $145,200          $59,702        95,338 sh.(4)
                                                 1997           159,720          143,109        15,000 sh.(2)
                                                 1998           196,237          156,989        15,000 sh.(3)
Amy L. Tait
      Executive Vice President                   1996          $103,000          $42,351         5,206 sh.(1)
                                                 1997           110,725           99,210        10,000 sh.(2)
                                                 1998           131,931          105,545        10,000 sh.(3)
David P. Gardner
      Vice President, Treasurer and Chief
      Financial Officer                          1996           $86,000          $18,564         2,174 sh.(1)
                                                 1997            91,000           40,768         5,000 sh.(2)
                                                 1998           110,417           44,168         5,000 sh.(3)
Ann M. McCormick, Esq.
      Vice President, General Counsel and        1996           $84,000          $18,996         2,123 sh.(1)
      Secretary                                  1997            90,000           42,336         5,000 sh.(2)
                                                 1998           110,417           44,168         5,000 sh.(3)

(1) These options were granted under the Company's Stock Benefit Plan in connection with the purchase of the Company's common stock under the Director, Officer and Employee Stock Purchase and Loan Program described below. The options are exercisable for ten years at $20.50 per share and vest over five years.
(2) These options were granted under the Company's Stock Benefit Plan and are exercisable for ten years at $26.50 per share and vest over five years.
(3) These options were granted under the Company's Stock Benefit Plan and are exercisable for ten years at $25.1250 per shares and vest over five years.
(4) Includes 7,338 options granted as described in footnote (1) above and 88,000 options granted as of January 1, 1996 in connection with the acquisition of the assets of Conifer. The 88,000 options were immediately exercisable at an option price of $19.00 per share.

OPTION GRANTS IN FISCAL YEAR 1998

      The following table sets forth certain information relating to the options granted with respect to fiscal year ended December 31, 1998. The columns labeled "Potential Realizable Value" are based on hypothetical 5% and 10% growth assumptions in accordance with the rules of the Securities and Exchange Commission. The Company cannot predict the actual growth rate of the Common Stock.


                        OPTION GRANTS IN LAST FISCAL YEAR*


                                 INDIVIDUAL GRANTS
                       --------------------------------------------
                                       Percent of                                         Potential
                                       Total Options                                      Realizable Value
                       Number of       Granted to                                         at Assumed Annual
                       Shares          Employees in                                       Rates of Stock
                       Underlying      Fiscal          Exercise or                        Price Appreciation
                       Options         YEAR            Base Price        Expiration       FOR OPTION TERM
NAME                   Granted                         ($/SH)            DATE                   5%      10%
------------------     ---------       -----------     -----------       ----------       ---------- ---------

Norman P. Leenhouts    15,000          7.8%              $25.125         8/4/2008         $237,015   $600,642

Nelson B. Leenhouts    15,000          7.8%              $25.125         8/4/2008         $237,015   $600,642

Richard J. Crossed     15,000          7.8%              $25.125         8/4/2008         $237,015   $600,642

Amy L. Tait            10,000          5.2%              $25.125         8/4/2008         $158,010   $400,428

David P. Gardner        5,000          2.6%              $25.125         8/4/2008         $ 79,005   $200,214

Ann M. McCormick        5,000          2.6%              $25.125         8/4/2008         $ 79,005   $200,214

____________
    *   Stock appreciation rights were not granted in 1998

OPTION EXERCISES AND YEAR-END OPTION VALUES

   The following table sets forth the value of options held at the end of 1998 by the Company's Named Executives.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES{(1)}



                             Number of                            Number of Shares             Value of Unexercised in-
                             Shares                               Underlying Unexercised       the-Money Options at
                                                                                               FISCAL YEAR-END (2)
                            Acquired on  Value              OPTIONS AT FISCAL YEAR-END   ------------------------
NAME                         EXERCISE    REALIZED          ----------------------------
                                                        EXERCISABLE    UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
Norman P. Leenhouts       40,000        $245,000        53,935 sh.        31,403 sh.        $339,409     $  32,491
Nelson B. Leenhouts       40,000        $245,000        53,935 sh.        31,403 sh.        $339,409     $  32,491
Richard J. Crossed        88,000        $344,000         5,935 sh.        31,403 sh.        $ 15,409     $  32,491
Amy L. Tait               15,000        $105,000        59,482 sh.        38,724 sh.        $384,881      $141,451
David P. Gardner           4,940       $  30,258         8,930 sh.        13,304 sh.        $ 52,223     $  30,221
Ann M. McCormick           3,250       $  19,906        10,599 sh.        13,274 sh.        $ 63,520     $  30,064

(1) Stock appreciation rights were not granted in 1998.
(2) Based on the closing price of the Common Stock on the NYSE on December 31, 1998 of $25.7500 less the per Share exercise price of the options.

EMPLOYMENT AGREEMENTS

      Norman and Nelson Leenhouts entered into employment agreements with the Company prior to its initial public offering providing for an initial term of five years commencing August 4, 1994 (the "Employment Agreements"). The agreements provide for the employment of Norman Leenhouts as Chairman of the Board and Co-Chief Executive Officer of the Company and Nelson Leenhouts as President and Co-Chief Executive Officer of the Company and President and Chief Executive Officer of HP Management. The Employment Agreements provided for initial base salaries of $120,000, which were to automatically increase by 10% each year starting January 1, 1995. In addition, the Employment Agreements also provide certain benefits if employment is terminated by the Company or not renewed without cause, or terminated by the executive for good reason at any time. The Employment Agreements also entitled the Leenhoutses to receive incentive compensation pursuant to a specific formula. Pursuant to their respective Employment Agreements with the Company, Norman and Nelson Leenhouts are each subject to a covenant not to compete with the Company during the term of his employment and, if either is terminated by the Company for cause or resigns without good reason, for two years thereafter. The covenants prohibit Norman and Nelson Leenhouts from participating in the management, operation or control of any multifamily residential business which is competitive with the business of the Company, except that they, individually and through Home Leasing and its affiliates, may continue to own and develop the properties managed by HP Management. The Leenhoutses have also agreed that any commercial property which may be developed by them will be managed by HP Management subject to the approval of the outside members of the Board of Directors.

      Richard Crossed also entered into an Employment Agreement with the Company, effective January 1, 1996. The terms of that agreement were substantially the same as the Employment Agreements entered into by Norman and Nelson Leenhouts as described above. The initial term is for five years and identical termination provisions are provided. In his Employment Agreement, Mr. Crossed has agreed not to compete with the Company during the term of his employment and, if he is terminated by the Company for cause or resigns without good reason, for three years thereafter.

      The Employment Agreements have been amended. In August of 1998 the base salaries for Norman and Nelson Leenhouts and Richard Crossed were increased to $225,000. This compares to the $175,682 that would have otherwise been payable under their Employment Agreements. The reasons for the increase are described in the Management Committee's Report on Executive Compensation which appears below. Previously, the Employment Agreements had been amended to provide that the executives will receive incentive compensation pursuant to the Company's Incentive Compensation Plan as it may be revised by the Management Committee from time to time, rather than as originally provided in their Employment Agreements. For all applicable years, the formula contained in their Employment Agreements would have resulted in higher bonuses. In addition, for 1998, even with the increase in base salaries described above, total compensation would have been greater if the Employment Agreements had not been modified. Finally, the Employment Agreements have been amended to provide for severance benefits under the Company's Executive Retention Plan as described below in the event of a change of control and a subsequent termination of employment rather than as described in the Employment Agreements. The benefits that would be payable under the Executive Retention Plan are approximately the same as those that would have been paid under the Employment Agreements, except that under the Executive Retention Plan the executives would also receive a "gross up" in the amount of any excise tax that is payable.

INCENTIVE COMPENSATION PLAN

      The Company's incentive compensation plan (the "Incentive Plan") was amended for 1998 to provide that eligible officers and key employees may earn a cash bonus based on increases in the Company's Funds from Operations ("FFO") per share/unit (computed based on the basic shares/units outstanding). The Incentive Plan provides for bonus units to be awarded for each percent of per share/unit FFO growth in excess of a 5% floor. For example, if per share/unit FFO growth is 13.2%, 8.2 bonus units are awarded.

      A factor is applied to each eligible participant's salary, ranging from 1% to 10%, which is multiplied by the resulting bonus units, to determine the split of the bonus pool. The factor applied to the salaries of Norman and
Nelson Leenhouts, Richard Crossed and Amy Tait is 10%.   The factor applied to
the salaries of David Gardner and Ann McCormick is 5%. For 1999, the factor applied to Mr. Gardner's and Mrs. McCormick's salary has been increased to 6%.

      Incentive Plan participants in the 1% and 2% bonus categories are limited to bonuses equal to ten times (10 bonus units) bonus category amounts. There is no limit for participants in the 3% bonus category or above, except there is a deferral component when bonus units are in excess of a ceiling. The ceiling established is as follows:

                                              Bonus
                  YEAR                    UNIT CEILING

                   1                              8
                   2                              7
                   3                              6
                  2001 and beyond                 5

      The deferred amount plus interest at 6% will be paid out at the rate of 50% in each of the following two years, provided the Company achieves the 5% floor in per share/unit growth each year.


DIRECTOR, OFFICER AND EMPLOYEE STOCK PURCHASE AND LOAN PROGRAM

      In August 1996, the Board of Directors approved a Director, Officer and Employee Stock Purchase and Loan Program (the "Stock Purchase Program"). Pursuant to the Stock Purchase Program, each officer and director of the Company was eligible to receive loans for the purchase of Common Stock under the Company's Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan ("DRIP") and receive options to purchase Common Stock under the Company's Stock Benefit Plan. The 1996 phase of the Stock Purchase Program provided for loans up to a formula amount for each officer based on salary and bonus category and up to $60,000 for each independent director. The Company loaned approximately 50% of the purchase price and arranged loans from a commercial bank, guaranteed by the Company, for the balance. The 1996 phase of the Stock Purchase Program also provided for the issuance of stock options to purchase .25 shares of Common Stock at the fair market value on the date of issuance ($20.50) for each share of Common Stock purchased. With respect to the 1996 phase of the Stock Purchase Program, eighteen officers purchased 190,345 shares of Common Stock and received 47,592 options to purchase Common Stock at an exercise price of $20.50 vesting over five years. The six independent directors purchased an aggregate of 18,198 shares of Common Stock and received options to purchase 4,554 shares of Common Stock for $20.50 per share vesting over five years. The Company loaned the directors and officers an aggregate of $2,063,469 maturing on August 31, 2016 with simple interest at 7%. The Company also guaranteed bank loans totaling $2,033,180 repayable from the quarterly dividends on the stock and the proceeds of any sale of the stock and agreed to pay the commercial lender an interest rate differential equal to .94% per annum of the outstanding loans in order to bring the interest rate on the commercial portion of the loan to 7%. The Company guarantee has subsequently been returned by the commercial lender and is no longer in effect.

      In October, 1997, the Board of Directors approved an additional loan pursuant to the Stock Purchase Program. The 1997 loans were made on substantially the same basis as the 1996 loans with the Company loaning approximately 50% of the purchase price and arranging loans from a commercial bank for the balance. The primary difference was that: (i) no Company guarantee was provided to the commercial lender; (ii) no options were issued in connection with the 1997 phase of the Stock Purchase Program; and (iii) interest on the Company loans is to be paid currently from one-half of the dividends on the stock rather than accruing as was the case with the 1996 phase of the Stock Purchase Program. The Company agreed to pay the commercial lender an interest rate differential payment on each loan equal to .84% per annum of the outstanding balance in order to bring the interest rate on the commercial portion of the loan down to 6.7%, the dividend yield on the Company's common stock on the date that the loan was closed. The interest rate on the Company portion of the loan was also 6.7%. With respect to the 1997 portion of the Stock Purchase Program, 21 officers purchased 157,302 shares of Common Stock and five of the Independent Directors purchased 12,380 shares in the aggregate. The Company loaned the directors, officers and employees an aggregate of $2,262,283 maturing on the earlier of the maturity of the 1996 phase of the Stock Purchase Program or November 30, 2017.

      In August, 1998, the Board of Directors authorized an additional loan pursuant to the Stock Purchase Program as that Program was approved at the 1998 Annual Meeting of Stockholders. Pursuant to the approved Program, the Company loaned approximately 50% of the purchase price to the Independent Directors and arranged loans from a commercial bank for the balance. The Company loaned the other participating employee directors and officers 100% of the purchase price. With respect to the 1998 portion of the Stock Purchase Program, 30 officers purchased 213,351 shares of Common Stock and six of the Independent Directors purchased 24,288 shares in the aggregate. The Company loaned the directors, officers and employees an aggregate of $5,444,085 at an interest rate of 7.13%. The loans mature on the earlier of the maturity of the 1996 and 1997 phases of the Stock Purchase Program or August 31, 2018.

DEFERRED BONUS PLAN

      In 1998, the Management Committee recommended and the Board of Directors adopted a Deferred Bonus Plan for key employees. Under the Plan, eligible employees can elect to defer up to 50% of their bonus under the Incentive Compensation Plan for three, five or ten years. The Company contributes 10% of the deferred amount, which amount vests after three years. A "phantom" stock account is established for both amounts. Each deferral and Company contribution is reflected by crediting those accounts with the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value. The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company's Common Stock. Under the Deferred Bonus Plan, Nelson and Norman Leenhouts each deferred $39,247.25 of their 1998 bonus; Richard Crossed deferred $54,946.15; and David Gardner and Ann McCormick each deferred $8,833.60.

EXECUTIVE RETENTION PLAN

      At its meeting held in February 1999, the Board of Directors, upon the recommendation of the Management Committee, approved the Executive Retention Plan. This Plan provides for severance benefits and other compensation to be received by certain employees, including the executive officers, in the event of a change of control of the Company and a subsequent termination of their employment without cause or voluntarily with good cause. Under this Plan, the executive officers, in the event of a termination covered by the Plan, would receive a lump sum payment equal to two times their current base salary, two times their last paid bonus under the Incentive Compensation Plan plus a "gross-up" amount necessary to pay any excise tax due on the payment. In addition, all accrued or deferred bonuses under the Incentive Compensation Plan would be paid and all stock options granted under the Stock Benefit Plan would vest.

PERFORMANCE GRAPH

    The following graph compares the cumulative return on
the Company's Common Stock since its initial public offering in August 1994 through December 31, 1998 to the cumulative return of the NAREIT All Equity REIT Index and the Standard and Poor's 500 Index for the same period. The total return assumes that dividends were reinvested quarterly and is based on a
$100 investment on August 1, 1994.   Stockholders should note that past
performance does not predict future results.

                        [GRAPH INSERTED HERE]

                               8/4/94         12/31/94         12/31/95         12/31/96         12/31/97         12/31/98
Company Common Stock          $100            $104.65          $100.25         $143.32           $186.55          $190.11
NAREIT All Equity REIT Index   100              98.45           113.49          153.51            184.60           152.30
S&P 500 Index                  100             101.53           139.54          171.58            228.84           294.25

MANAGEMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Committee of the Board of Directors establishes performance criteria, reviews and administers compensation and benefits for executive officers of the Company and broad-based compensation plans for the other officers and employees generally. This Committee consists only of Independent Directors. In establishing the Company's compensation program, the Management Committee's goal is to: (1) attract and retain highly capable employees; (2) motivate those employees to reach the Company's operating and financial goals; (3) encourage ownership of the Company's stock and link compensation to the performance of the Company in order to more closely align the interests of executives and other employees with those of its stockholders. To achieve these ends, the Company's executive compensation package consists of three components: base salary, annual incentive compensation under the Incentive Plan, and awards under the Company's Stock Benefit Plan.

      It is the Committee's policy that executive compensation should be deductible to the Company for federal income tax purposes. The Committee will annually consider compensation decisions in light of the limit on deductibility under Section 162(m) of the Internal Revenue Code and related regulations.

      SALARY. The Management Committee believes that, in order to attract and retain highly qualified executives, it is necessary to provide market competitive compensation. To determine whether the compensation of its senior executives was market competitive, the Company retained William M. Mercer, Inc. to perform a comparative analysis. Mercer compared the compensation of the Company's executives to a peer group of national REITs in the residential property sector. The comparison demonstrated to the Management Committee that the cash compensation levels of the Company's senior executives were below the competitive range, especially in light of those executive's current responsibilities and relative value to Home Properties.

      In August of 1998, the Committee therefore recommended to the Board that the base salaries of the senior executives be increased to make them more market competitive. With respect to Norman and Nelson Leenhouts and Richard Crossed this required an amendment to their existing Employment Agreements which provided for a set base salary with 10% annual increases. The Committee determined that this variance from the terms of the Employment Agreements was appropriate in light of the results of the Mercer analysis, the faster than anticipated growth pace of the Company resulting in increased responsibilities and the agreement of the executives to receive their incentive pay under the Company's Incentive Plan rather than as provided under the Employment Agreements. The recommendation of the Committee with respect to base salary increases was approved by the Board of Directors retroactive to August 1, 1998.

      The Committee subsequently reviewed proposed salaries for 1999 in light of the prior increase, the comparative analysis and individual responsibilities and performances. It approved an increase in 1999 base salary of less than 2.5% for each of the executive officers.

      The Committee expects to make an annual review of base salaries of the executive officers and key officers of the Company.

      INCENTIVE COMPENSATION. The Incentive Plan provides for cash bonuses based on increases in the Company's Funds From Operations. The Incentive Plan, originally adopted in 1994, has been amended in each subsequent year. The Employment Agreements for the Leenhoutses have been amended to provide that they will receive their incentive compensation pursuant to the Incentive Plan rather than as originally provided in their Employment Agreements. For 1998, the formula contained in their Employment Agreements would have resulted in higher bonuses. The Management Committee determined that the two Co-Chief Executive Officers were entitled to have the maximum factor of 10% applied to their salaries for purposes of determining their share of the bonus pool.
While under the Employment Agreements all of the bonus was nondiscretionary, under the Incentive Plan, one-half of the Co-Chief Executive Officers' bonus is nondiscretionary and one-half is payable at the discretion of the Committee.

      The Committee expects to regularly review the Plan to assure its appropriateness.

      STOCK COMPENSATION. Initial awards of stock options under the Company's Stock Benefit Plan were made at the time of the Company's initial public offering. All of the initial stock options expire in ten years and were granted with an exercise price of $19.00, the initial public offering price of the Company's Common Stock. Norman and Nelson Leenhouts were each granted immediately exercisable options to purchase 88,000 shares of Common Stock.

Effective January 1, 1996, Richard Crossed was also granted immediately exercisable options to purchase 88,000 shares of common stock at an exercise price of $19.00 per share. Amy Tait was initially awarded options to purchase 88,000 shares of Common Stock and David Gardner and Ann McCormick were each initially awarded options to purchase 15,000 shares of Common Stock. These three awards, as well as the awards to other employees, vest 20% per year.

      In addition, as of October 28, 1997, each of the Named Executives received additional options which vest 20% per year and expire in ten years. Each of the Co-Chief Executive Officers and Mr. Crossed received 15,000 additional options; Amy L. Tait received 10,000 additional options; and each of David Gardner and Ann McCormick received 5,000 additional options. The option price was $26.50 per share, which was the closing price on the New York Stock Exchange for a share of the Company's Common Stock on the grant date.

      The Management Committee reviewed the number of options granted to the Co-Chief Executive Officers and other executive officers in light of the other elements of their compensation and their overall equity interest in the Company's business, principally through ownership of units of limited partnership interest in the Operating Partnership and determined to encourage officers to acquire additional Common Stock and options.

      The Management Committee therefore recommended and the Board of Directors approved an additional phase of the Stock Purchase Program. In August, 1998 and pursuant to the Stock Purchase Program, each of the Named Executives purchased the maximum number of shares available to them with the provided loans: each of the Co-Chief Executive Officers and Mr. Crossed purchased 29,148 shares of Common Stock; Amy Tait purchased 19,747 shares of Common Stock; and each of David Gardner and Ann McCormick purchased 8,295 shares of Common Stock. The purchase price for the Common Stock so purchased was 97% of the "Market Price" of the Common Stock. For purposes of the Stock Purchase Program, "Market Price" is the average of the high and low prices on the New York Stock Exchange for the five trading days preceding the date of the purchase, which is the same basis as provided in the Company's DRIP.

      In addition, the Management Committee recommended and the Board of Directors approved the issuance of 192,600 additional options to purchase Common Stock to certain officers and employees of the Company at the option price of $25.1250 per share, which was the closing price on the New York Stock Exchange for a share of the Company's Common Stock on August 4, 1998, the date of the grant. As of August 4, 1998, each of the Named Executives received additional options which vest 20% per year and expire in ten years. Each of the Co-Chief Executive Officers and Mr. Crossed received 15,000 additional options; Amy Tait received 10,000 additional options; and each of David Gardner and Ann McCormick received 5,000 additional options.

      The Management Committee believes that such ownership ties the interests of senior executives closely with those of stockholders to provide them greater incentive to manage the Company to increase stockholder returns.

      OTHER ACTIONS. In 1998, the Management Committee recommended and the Board of Directors adopted a Deferred Bonus Plan for key employees. This Plan is described earlier in this Executive Compensation Section of this Proxy Statement. The Deferred Bonus Plan was proposed by the Management Committee and approved by the Board of Directors as a means to assist key employees with their individual tax and financial planning and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees who can directly influence the Company's operating results.

      At its meeting held in February 1999, the Board of Directors, upon the recommendation of the Management Committee, approved the Executive Retention Plan. This Plan provides for severance benefits and other compensation to be received by certain employees, including the executive officers, in the event of a change in control of the Company and a subsequent termination of their employment without cause or voluntarily with good cause. This Plan is described earlier in this Executive Compensation Section of this Proxy Statement. This Plan was determined by the Committee and the Board to be necessary to attract and retain key employees and, in the case of a potential change of control, to correctly align the interests of key employees with those of stockholders.

                  Respectfully submitted,
                  The Management Committee
                  Burton S. August, Sr.
                  William Balderston, III
                  Alan L. Gosule
                  Clifford W. Smith, Jr.

MANAGEMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

      During the fiscal year 1998, the Management Committee was comprised of Burton S. August, Sr., William Balderston, III, Alan L. Gosule and Clifford W. Smith, Jr. None of them have ever been an officer of the Company or any of its subsidiaries. Each of the Management Committee members as well as each of the other Independent Directors (with the exception of Mr. Gosule) participated in the Company's Stock Purchase Program on August 13, 1998 and purchased 4,148 shares of Common Stock through the Company's DRIP for $24.1106 per share (3% below the five-day average market value as provided in that plan). The purchases were financed 50% by a loan from the Company bearing interest at 7.13% and due on the earlier of the maturity of the 1996 or 1997 notes under the Stock Purchase Program or August 31, 2018. The remainder of the purchase was financed by a loan from a commercial bank, which was arranged by the Company and bears interest at 7.18%.

                              STOCK BENEFIT PLAN

GENERAL

      The Company adopted its 1994 Stock Benefit Plan (the "Stock Benefit Plan") for the purpose of providing persons responsible for the future success of the Company, including directors, officers, regional managers and on-site property managers, with increased motivation and incentives to exert their best efforts on behalf of the Company by enlarging their personal stake in its success. The number of employees participating in the Stock Benefit Plan is approximately 300. The Stock Benefit Plan limits the number of shares of Common Stock issuable pursuant to the Plan to 1,100,000 shares, of which options to purchase 954,047 shares have, to date, been granted to employees and 107,554 have been granted to directors. Of the options granted, 646,806 issued to employees and 86,554 issued to the Independent Directors were outstanding as of March 17, 1999. Each Independent Director who continues to serve will receive awards of 3,500 options exercisable for five years at the fair market value on the date of grant after the annual meeting of shareholders in 1999. The 3,500 options granted to each of the non-employee directors following the 1997 and 1998 annual meetings have an exercise price of $22.75 and $27.0625 per share, respectively. The number of shares reserved under the Stock Benefit Plan is subject to adjustment upon certain recapitalizations and other corporate transactions. The following summary of the Stock Benefit Plan is qualified in its entirety by reference to the full text of the Stock Benefit Plan, copies of which may be obtained from the Secretary of the Company.

      The Board of Directors may amend, suspend or discontinue the Stock Benefit Plan at any time except that certain amendments, under applicable laws or rules of governmental entities or regulations of the New York Stock Exchange or similar bodies, must be approved by the holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote. The Stock Benefit Plan may not be amended to adversely affect awards outstanding prior to the amendment. The Board of Directors anticipates amending the Stock Benefit Plan in the future to provide for the issuance of additional options to purchase shares. This amendment does not require stockholder approval because the Stock Benefit Plan, under New York Stock Exchange rules, is "broadly based."

EMPLOYEE AWARDS

      The Stock Benefit Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code, non-statutory stock options, stock appreciation rights and restricted stock awards to employees of the Company. The Stock Benefit Plan is administered by the Management Committee of the Board of Directors, none of the members of which will participate in employee awards under the Stock Benefit Plan. The Management Committee determines the persons to be granted options, the number of shares subject to each option, whether or not such option is a non-statutory or incentive stock option, the exercise price and exercise schedule, the manner in which payment may be made and whether such persons will have the right to receive cash or shares in lieu of exercising their options. The exercise price may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The Management Committee may grant an option holder the right to elect to receive cash or shares in an amount equal to the excess of the fair market value of the shares subject to an incentive or non-statutory option over the exercise price for such shares, which right can be exercised instead of (but not in addition to) its related incentive or non-statutory option (a stock appreciation right). There is no limit on the number of non-statutory options that may be granted to any one individual under the Stock Benefit Plan, provided that the grant of the options may not cause the Company to fail to qualify as a REIT for federal income tax purposes. An optionee may, with the consent of the Management Committee, elect to pay for the shares to be received upon exercise of his or her options in cash, shares (including shares issuable upon exercise of an option) or any combination thereof. Options may not be exercisable for more than a ten-year period.

Options held by officers of the Company generally terminate three months after the optionee's termination of employment from the Company for any reason other than death or disability, and are not transferable by the optionee other than by will or the laws of descent and distribution.

      Awards of restricted stock will consist of shares of Common Stock which may be subject to forfeiture and restrictions on transfer as determined by the Management Committee. In general, a participant who has been granted restricted stock will have the benefits of ownership in respect of such shares, including the right to vote such shares and to receive dividends and other distributions thereon from the date of grant, subject to the restrictions imposed in the grant or as set forth in the Stock Benefit Plan.

DIRECTOR'S OPTIONS

      Under the Stock Benefit Plan, the initial Independent Directors of the Company were granted a non-statutory option to purchase 3,000 shares in connection with their initial election to the Board and received grants of options to purchase 3,000 shares immediately following the stockholders' meetings in 1995 and 1996. The exercise price for each option grant is 100% of the fair market value of the Company's Common Stock on the date of grant. Each director's option has a five-year term. Pursuant to changes to the Stock Benefit Plan approved by the stockholders at the 1997 Annual Meeting, the Board approved additional awards to each Independent Director of options to purchase 3,500 shares of Common Stock immediately following the annual meeting of stockholders in each of 1997, 1998 and 1999 at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. (The exercise price for the options granted in 1997 is $22.75 per share and the exercise price for the options granted in 1998 was $27.0625 per share.) In addition, the Independent Directors (other than Mr. Gosule) were each issued options to purchase 759 shares of Common Stock at $20.50 on August 12, 1996 in connection with their purchases of Common Stock under the Stock Purchase Program.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 17, 1999 regarding the beneficial ownership of shares of Common Stock by (i) directors, nominees and Named Executives of Home Properties, and (ii) directors, Nominees and executive officers of Home Properties as a group, and (iii) each person known by the Company to be the beneficial owner of more than a 5% interest in the Company. The table also includes information relating to the number and percentage of shares of Common Stock and partnership units of the Operating Partnership ("Units") beneficially owned by the persons included in (i) and
(ii) above (such Units are exchangeable into shares, or cash at the election of the Independent Directors of the Company). In preparing this table, the Company has relied on information supplied by its officers, directors, Nominees and certain stockholders, and upon information contained in filings with the SEC.

Name and Address               Number of Shares            Percentage of            Number of Shares/       Percentage of
OF BENEFICIAL OWNER            BENEFICIALLY OWNED          OUTSTANDING SHARES(2)     UNITS OWNED            SHARES/UNITS(5)
Norman P. Leenhouts           175,110(1)                         *                444,270(1)(4)                   2.41%

Nelson B. Leenhouts           170,798(3)                         *                439,710(3)(4)                   2.38 %

Richard J. Crossed            180,080(6)                         *                  432,044 (6)                   2.34 %

Amy L. Tait                   140,208(7)                         *                   154,021(7)                   *

Burton S. August, Sr.          41,461(8)                         *                    45,707(8)                   *

William Balderston, III        28,033(9)                         *                    28,033(9)                   *

Alan L. Gosule                 7,623(10)                         *                    7,623(10)                   *

Leonard Helbig, III           28,868(11)                         *                   28,868(11)                   *

Roger W. Kober                 27,477(9)                         *                    27,477(9)                   *

Clifford W. Smith, Jr.        32,394(12)                         *                   32,394(12)                   *

Paul L. Smith                 18,426(13)                         *                   18,426(13)                   *

David P. Gardner             38,038 (14)                         *                  41,544 (14)                   *

Ann M. McCormick             37,739 (15)                         *                  40,041 (15)                   *

All executive officers
and directors
As a group (13 persons)      926,255(16)                         5.05%(17)   1,740,158 (16)(18)                   9.09% (18)

                                                                                   Percentage of
Name and Address                                Number of Shares                   Outstanding Shares
OF BENEFICIAL OWNER                             BENEFICIALLY OWNED                 AS OF DECEMBER 31, 1998
Capital Growth Management Limited Partnership     1,067,000(19)                        6.05%
One International Place
Boston, MA 02110

Palisade Capital Management L.L.C.                  950,700(20)                        5.39%
1 Bridge Plaza, Suite 695
Fort Lee, NJ 07024

FMR Corp.                                         1,456,587 (21)                       8.26%
82 Devonshire St.
Boston, MA 02109

Public Employees Retirement System of Ohio        1,201,400 (22)                       6.81%
277 East Town Street
Columbus, OH 43215

PaineWebber Group Inc.                              884,018 (23)                       5.00%
1285 Avenue of the Americas
New York, NY  10019

State Treasurer, State of Michigan                3,356,191 (24)                      17.39%
Bureau of Investments
Department of Treasury
Treasury Building, Box 15128
Lansing, MI 48901
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__________
*   Less than 1%
(1) Includes 5,935 shares which may be acquired upon the exercise of currently exercisable options, 1,752 shares owned by Mr. Leenhouts' spouse as to which he disclaims beneficial ownership and 1,558 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan.
(2) Assumes that all options included with respect to the person have been exercised.  The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised.
(3) Includes 53,935 shares which may be acquired upon the exercise of currently exercisable options and 1,558 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan.
(4) Includes Units owned by Home Leasing and Leenhouts Ventures.  Norman
    Leenhouts and Nelson Leenhouts are each directors, officers and 50%
    stockholders of Home Leasing and each owns 50% of Leenhouts Ventures.
    Includes 50,000 Units owned by the respective spouses of each of Norman and
    Nelson Leenhouts as to which they disclaim beneficial ownership.
(5) Assumes that all options included with respect to the person have been exercised and all Units included with respect to the person have been exchanged for shares of Common Stock.  The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that none of the
    Units held by any other person have been exchanged for shares.
(6) Includes 5,935 shares which may be acquired upon the exercise of currently exercisable options and 2,181 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan.  Also includes Mr. Crossed's proportionate share of Units owned by Conifer and its affiliates.
(7) Includes 59,482 shares which may be acquired upon the exercise of currently exercisable options.  Also includes 8,543 shares and 70 Units owned by
    Mrs. Tait's spouse as to which she disclaims beneficial ownership.  Mrs.
    Tait shares voting and dispositive power with respect to 2,548 Units with her spouse.
(8) Includes 16,304 shares which may be acquired upon the exercise of currently exercisable options, and 9,100 shares held in a trust of which Mr. August is the lifetime beneficiary.
(9) Includes 16,304 shares which may be acquired upon the exercise of currently exercisable options.
(10) Includes 7,000 shares which may be acquired upon the exercise of currently exercisable options.
(11) Includes 13,304 shares which may be acquired upon the exercise of currently exercisable options.
(12) Includes 7,304 shares which may be acquired upon the exercise of currently exercisable options.  Also includes 1,400 shares owned by Mr. Smith's spouse as custodian for their minor children and 700 shares held in a trust for the benefit of one of Mr. Smith's minor children.
(13) Includes 7,304 shares which may be acquired upon the exercise of currently exercisable options.
(14) Includes 8,930 shares which may be acquired upon the exercise of currently exercisable options and 351 shares of common stock issuable pursuant to the
    Company's Deferred Bonus Plan.
(15) Includes 10,599 shares which may be acquired upon the exercise of currently exercisable options and 351 shares of common stock issuable pursuant to the
    Company's Deferred Bonus Plan.  Mrs. McCormick shares voting and dispositive power with respect to 565 Units with her spouse.
(16) Includes 228,640 shares which may be acquired upon the exercise of immediately exercisable options.
(17) Assumes that all exercisable options included with respect to all listed persons have been exercised.
(18) Assumes that all exercisable options included with respect to all listed persons have been exercised and all Units included with respect to all listed persons have been exchanged for shares of Common Stock.
                                 -16-

(19) Based on a report on Schedule 13G, dated February 8, 1999, reflecting that Capital Growth Management Limited Partnership has shared dispositive and sole voting power with respect to shares held in client accounts, as to which Capital Growth disclaims beneficial ownership.
(20) Based on a report in Schedule 13G, dated January 22, 1999, reflecting that Palisade Capital Management, L.L.C. holds the shares on behalf of clients in accounts over which Palisade has sole voting and dispositive power.
(21) Based on a report on Schedule 13G, dated February 1, 1999, filed jointly on behalf of FMR Corp., Fidelity Management and Research Company, Edward C. Johnson 3d and Abigail P. Johnson reflecting that FMR Corp. has shared
    voting and dispositive power with respect to all of such      shares and
    sole voting power with respect to 642,400 of such shares.
(22) Based on a report on Schedule 13G, dated February 12, 1999, reflecting that the Public Employees Retirement System of Ohio has sole voting and dispositive power with respect to the shares.
(23) Based on a report on Schedule 13G dated February 12, 1999, reflecting that PaineWebber Group Inc. has sole voting power with respect to 879,662 shares and shared dispositive power with respect to all of the shares.
(24) Based on a report on Form 13D, dated January 21, 1999, reflecting that the State Treasurer, State of Michigan and the individual members of the Michigan Department of Treasury's Bureau of Investments, which manages the investments for four state-sponsored retirement systems: Public School Retirement System, State Employees' Retirement System, Michigan State
    Police Retirement System and Judges' Retirement System acquired a Class A Limited Partnership Interest in the Operating Partnership which is convertible, at the option of the State of Michigan, into 1,666,667 shares of common stock, subject to adjustment, over which the State Treasurer would have sole voting and dispositive power. Additionally said parties are the beneficial owners of 1,689,524 shares of the Common Stock of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied.


                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

   Directors and executive officers of the Company received loans from the Company for some portion of the purchase price of shares of Common Stock purchased by them in connection with the Stock Purchase Program described above. As of March 17, 1999, the indebtedness to the Company of each of the Named Executives is: each of Messrs. Leenhouts and Crossed - $1,355,716, Mrs. Tait - $934,486, Mr. Gardner - $389,892 and Mrs. McCormick - $386,501.

   Home Leasing, in consideration of a portion of the Units and cash received by it in connection with the formation of the Company, assigned to HP Management certain management contracts between it and certain entities of which it is a general partner. As a general partner of those entities, Home Leasing Corporation (and, indirectly, Norman and Nelson Leenhouts) has an ongoing interest in such management contracts. In addition, Conifer assigned to the Company and its affiliates certain management contracts between Conifer and entities in which it is the general partner. As a general partner, Conifer (and indirectly, Richard Crossed) has an ongoing interest in such management contracts.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company's independent auditors since its commencement of operations and is considered by the management of the Company to be well qualified. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1999 FISCAL YEAR.


PROPOSAL 3
APPROVAL OF AMENDMENT TO THE COMPANY'S
AMENDED AND RESTATED ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK


   The Company's Amended and Restated Articles of Incorporation (the "Articles") currently authorizes the issuance of an aggregate of 50,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Excess Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, $.01 per share. On February 2, 1999, the Board of Directors approved and adopted, subject to the approval and adoption by the stockholders, a Certificate of Amendment to the Articles (the "Amendment") which increases the number of authorized shares of Common Stock to an aggregate 80,000,000 and the aggregate number of authorized shares to 100,000,000. No other change to the Articles of Incorporation would result from the Amendment.

   If approved and adopted by the stockholders at the Annual Meeting, the Amendment will become effective upon the filing thereof by the Maryland Department of State. A filing is expected to occur within 30 days following the Annual Meeting.

   The Board of Directors has considered in the past and will continue to consider various means of broadening the ownership of the Common Stock and enhancing its marketability. The Board has also considered and will continue to consider the possibility of acquiring properties through the issuance of Common Stock, and the advisability of increasing stock ownership and meeting part of the Company's future capital requirements through additional public offerings of Common Stock. The Company also expects to continue to acquire some properties through issuance of limited partner units and to respond to requests for liquidity of these units by issuing shares of Common Stock in exchange. Any such future action is, of course, subject to the Company's earnings and financial condition as well as market conditions and other factors that the Board deems relevant. Finally the Board believes that stock-based executive and director compensation provides incentives to management that are in the best interest of the stockholders.

    The Company currently has outstanding 18,108,175 shares of Common Stock. No shares of Excess Stock are currently outstanding and no shares of Preferred Stock are currently outstanding. In addition, approximately 13,000,000 shares of Common Stock are currently reserved for issuance under outstanding option awards, conversion of outstanding Units, the Directors' Stock Grant Plan, the Director, Officer and Employee Stock Purchase and Loan Plan and the Company's DRIP. In addition, the Company continues to have available $333,655,941 in securities under an existing registration statement (assuming a closing price for the Company's Common Stock on the New York Stock Exchange of $25.00 per share, this would amount to approximately 13,289,000 shares of Common Stock). All of that amount may be issuable in Common Stock. Accordingly, unless this Proposal 3 is adopted, approximately 5,600,000 shares of Common Stock will be
available for issuance for other purposes.   In addition, if Proposal 4 (as
described below) is approved by the stockholders, an additional 15,000,000 shares of Common Stock will be reserved for issuance from time to time in one or more privately negotiated transactions or public offerings.

   Aside from management's ongoing evaluation of acquisition possibilities and the Board's belief in the efficacy of stock-based executive compensation, the Board has no present plans, agreements or understandings, pending or under discussion for the issuance of any shares of Common Stock except for the shares reserved for issuance as described above. However, the Board of Directors considers that in the prudent operation of the Company, it is desirable to have sufficient authorized but unissued shares of Common Stock available to allow the Company to take prompt advantage of the market or other conditions in connection with possible financings or acquisitions, for stock dividends or distributions, for grants of options and other stock rights, and for other proper corporate purposes deemed necessary or advisable by the Board of Directors. The Board of Directors also believes that the availability of additional shares of Common Stock for such purposes without delay or the necessity for a special meeting of stockholders (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's stock is listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK TO AN AGGREGATE, 80,000,000, PAR VALUE $.01 PER SHARE.


                             PROPOSAL 4
APPROVAL OF THE ISSUANCE OF UP TO 15,000,000 SHARES OF THE COMPANY'S COMMON STOCK, OR SECURITIES CONVERTIBLE INTO COMMON STOCK, FROM TIME TO TIME IN ONE OR MORE PRIVATELY NEGOTIATED TRANSACTIONS OR PUBLIC OFFERINGS INCLUDING TO CURRENT AND FUTURE HOLDERS OF IN EXCESS OF FIVE PERCENT OF THE SHARES OUTSTANDING

        The Board of Directors of the Company has approved the issuance of up to 15,000,000 shares of Common Stock, or securities convertible into Common Stock, in one or more private placements or public offerings, including the issuance of Common Stock, or securities convertible into Common Stock, to current and future holders of in excess of five percent of the shares outstanding (a "Substantial Security Holder") upon such terms and conditions as may be approved from time to time by the Board of Directors. New York Stock Exchange rules require that when more than 20% of the number of shares outstanding are to be issued in a private placement or series of related transactions, stockholder approval of the issuance is required prior to listing such shares on the Exchange. The New York Stock Exchange rules also require shareholder approval for the sale to a Substantial Security Holder of more than one percent of the shares outstanding, except that the limit is five percent if the price of the shares sold is at least as great as each of the book and market value of the Common Stock. In this Proposal 4, approval is sought for the issuance of up to 15,000,000 shares of Common Stock, or securities convertible into Common Stock, in one or more private placements or public offerings that may include the sale of Common Stock to Substantial Security Holders at a price less than the book and market value of the shares. Substantial Security Holders to whom shares could be sold do not include any directors or officers of the Company or their affiliates.

      If Proposal 3 as described above is approved, the Company will have sufficient authorized and unissued shares for these purposes under its articles of incorporation. If this Proposal 4 and Proposal 3 are not approved by a sufficient vote of the stockholders, the Company may limit the number of shares which it issues and seeks to list on the Exchange to a number which falls below the Exchange's threshold.

      At the 1995 and 1997 Annual Meeting of Stockholders, the shareholders approved the issuance of 2,630,000 shares and 5,000,000 shares of Common Stock, respectively, in one or more privately negotiated transactions or public offerings. Of those approved shares, 6,131,104 have already been sold in private transactions. Of the issued shares, over 3.3 million were issued in the form of units in the Operating Partnership and shares of Common Stock to the State Treasurer of the State of Michigan in connection with their investment of retirement funds. The remainder was sold in a variety of block
sales and unit investment trust offerings.   Management believes that these
private issuances are an efficient and economical method of raising capital.

        The Company has no current arrangements for the sale of the additional units in the Operating Partnership or shares of Common Stock for which approval is sought in Proposal 4, but management believes that it may have the opportunity during the next year to sell shares to one or more investors in one or a series of privately negotiated transactions or in a combination of privately negotiated transactions and public offerings or to issue units in the Operating Partnership for cash or in exchange for one or more multifamily properties which will be convertible at the option of the holder or the Company. This may include issuance of shares or units in the Operating Partnership to one or more Substantial Security Holders. Shares might be sold through underwriters or dealers, directly to one or more investors, or through agents. In order to provide investors with flexibility and avoid price discounts for lack of marketability, the Company desires to register and list on the Exchange any additional shares that it issues.

        The net proceeds of any sale of shares of Common Stock for cash would be added to the Company's general funds to be used for general corporate purposes, including financing of possible future acquisitions of multifamily properties or of equity in other entities that own portfolios of multifamily properties, capital expenditures, working capital, or repayment of short and long-term indebtedness. Funds not required immediately would be invested in short term marketable securities. The Company cannot predict the price at which such shares may be priced in connection with the issuance of Operating Partnership units for multifamily properties or the price at which shares issued for cash may be sold, but in each case the terms of the issuance would be approved by the Board of Directors of the Company prior to the issuance.

        The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy is required for the approval of the proposed issuance of additional shares of Common Stock provided that the total vote cast on the proposal represents over 50% of all votes entitled to be cast.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF UP TO 15,000,000 SHARES OF THE COMPANY'S COMMON STOCK , OR SECURITIES CONVERTIBLE INTO COMMON STOCK, FROM TIME TO TIME IN ONE OR MORE PRIVATELY NEGOTIATED TRANSACTIONS OR PUBLIC OFFERINGS, INCLUDING TO SUBSTANTIAL SECURITY HOLDERS.

                                 OTHER MATTERS
SOLICITATION OF PROXIES

   The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

   A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement and form of proxy for the 2000 annual meeting of stockholders must be received by the Company by November 24, 1999 Such a proposal must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the proxy statement and form of proxy, and the proponent or a representative of the proponent must attend the Annual Meeting to present the proposal.

INCORPORATION BY REFERENCE

   The Company's financial statements for the years ended December 31, 1998 and 1997, the supplemental financial information and management's discussion and analysis of financial condition and results of operations contained in the Company's Annual Report on Form 10-K (File No. 1-13136) filed with the Securities and Exchange Commission are incorporated herein by reference.
Copies may be obtained from Rebecca Fountain, Home Properties of New York, Inc. 850 Clinton Square, Rochester, New York 14604 or from the Securities and Exchange Commission over the Internet at its Web site (http:\\www.sec.gov).

OTHER MATTERS

   The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

PROXY CARD:

HOME PROPERTIES OF NEW YORK, INC.
REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 4, 1999

      The undersigned hereby appoints Norman P. Leenhouts and Nelson B. Leenhouts or each of them, as Proxies with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties of New York, Inc. which the undersigned would be entitled to vote at the 1999 Annual Meeting of Stockholders of the Company to be held on May 4, 1999 and any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PROPOSAL ONE - To elect the following persons as directors to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.

                            FOR              WITHHOLD
                       all nominees          AUTHORITY
                       listed (except        to vote for
                       as marked             all nominees
                       to the contrary)        listed

NOMINEES:  Norman P. Leenhouts   Amy L. Tait             Leonard F. Helbig, III
           Nelson B. Leenhouts   Burton S. August, Sr.   Roger W. Kober
           Richard J. Crossed    William Balderston, III Clifford W. Smith, Jr.
                                 Alan L. Gosule          Paul L. Smith
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
                                                            FOR            AGAINST        ABSTAIN

PROPOSAL TWO - To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 1999.

PROPOSAL THREE - To approve the amendment to the Articles of Incorporation to increase the authorized shares of Common Stock, par value $.01 per share, to an aggregate of 80,000,000 shares.

   PROPOSAL FOUR - To approve the issuance of up to 15,000,000 additional shares of Common Stock or securities convertible to Common Stock from time to time in one or more privately negotiated transactions or public offerings, including to current and future holders of in excess of 5% of the shares outstanding.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND
4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, INCLUDING THE ELECTION OF A PERSON DESIGNATED BY THE BOARD OF DIRECTORS AS A DIRECTOR IN THE PLACE OF A NOMINEE WHO IS UNABLE TO SERVE.

Please mark, sign, date and return this proxy card using the enclosed envelope.

Mark here for address
change:_____________________________________________________________

Signature:
          ----------------------------------------------
Signature if held jointly:
                          ------------------------------
Dated ___________, 1999
   NOTE:   (Please sign above exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)



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